Exhibit 99.1

VirtualScopics’ Chief Financial Officer to Resign

Ms. Henderson Relocating to Europe

ROCHESTER, NY – June 14, 2013 – VirtualScopics, Inc. (NASDAQ: VSCP), a leading provider of quantitative imaging, today announced that on June 12, 2013 Molly Henderson, it’s Chief Business and Financial Officer, Sr. Vice President notified the company of her intention to resign from the company effective August 31st, 2013 due to the relocation of her family to Europe. Ms. Henderson will continue in her current role until August 31, 2013.

Jeff Markin, President and Chief Executive Officer of VirtualScopics stated, “Molly has made a significant impact on the company and our employees during her greater than 10 years with the organization. During her tenure the company has achieved revenue growth in excess of 500% while moving from a cash consuming privately held organization to one that is a publicly traded company listed on NASDAQ. Molly was a key driver of these achievements.” He added “On a more personal note Molly has been a true partner of mine in leading the company through some very exciting as well as challenging times and was the initial architect of our strategy to expand into personalized medicine. We thank her for her leadership and wish her and her family well as they embark on their relocation to Europe.”

Further, Robert Klimasewski, Chairman of the Board of VirtualScopics stated, “Molly is a very talented executive who has made significant contributions to the company. The board has relied on her judgments and insights in making important decisions. We wish her well in her next endeavors.”

The company has initiated a search for a new Chief Financial Officer.

About VirtualScopics, Inc.

VirtualScopics, Inc. is a leading provider of imaging solutions to accelerate drug and medical device development. VirtualScopics has developed a robust software platform for analysis and modeling of both structural and functional medical images. In combination with VirtualScopics’ industry-leading experience and expertise in advanced imaging biomarker measurement, this platform provides a uniquely clear window into the biological activity of drugs and devices in clinical trial patients, allowing sponsors to make better decisions faster. For more information about VirtualScopics, visit www.virtualscopics.com.

CONTACTS:	Investor Relations:	Company Contact:
	Tim Ryan	Jeff Markin
	The Shoreham Group	President and CEO
	80 Eighth Ave, Ste 1107	500 Linden Oaks
	New York, NY 10011	Rochester, New York 14625
	+1 212 242 7777 Direct	+1 585 249.6231
tryan@shorehamgroupllc.com